Exhibit 99.1
                                                                  ------------

                List of transactions in the Company Common Stock
                ------------------------------------------------

                                             Amount of   Amount of   Approximate
                                              Shares      Shares     Price per
         Date                Security         Bought      Sold       Share
         ----                --------         ------      ----       ---------

         March 18, 2005      Common Stock     533,500                $5.378
         May 11, 2005        Common Stock     700,000                $4.865
         May 11, 2005        Common Stock     150,000                $4.867
         May 12, 2005        Common Stock      50,000                $5.000
         May 12, 2005        Common Stock      39,400                $4.948